EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Its Financial Results for the Quarter Ended June 30, 2023

MIAMI, Aug. 09, 2023 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) (TASE: PFLT) announced today its financial results for the third quarter ended June 30, 2023.

HIGHLIGHTS
Quarter ended June 30, 2023 (unaudited)
($ in millions, except per share amounts)

Operating Results:
Net investment income	$18.5
Net investment income per share	$0.36
Core net investment income per share (1)	$0.31
Distributions declared per share	$0.30

Assets and Liabilities:
Investment portfolio (2)	$1,105.3
Net assets	$608.4
GAAP net asset value per share	$10.96
Quarterly decrease in GAAP net asset value per share	(1.7)%
Adjusted net asset value per share (3)	$11.00
Quarterly decrease in adjusted net asset value per share (3)	(0.9)%

Credit Facility	$63.9
2023 Notes	$79.3
2026 Notes	$182.9
2031 Asset-Backed Debt	$226.6
Regulatory Debt to Equity	0.91x
Weighted average yield on debt investments at quarter-end	12.4%

Portfolio Activity:
Purchases of investments	$80.0
Sales and repayments of investments	$132.4

PSSL Portfolio data:
PSSL investment portfolio	$805.2
Purchases of investments	$77.8
Sales and repayments of investments	$40.8

______________________

(1)	Core net investment income (“Core NII”) is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the quarter ended June 30, 2023, Core NII excluded: i) $3.7 million or $0.07 per share, of dividend income related to our equity investment in Dominion Voting Systems; and ii) an addback of $0.7 million or $0.02 per share, of incentive fee expense.

(2)	Includes investments in PennantPark Senior Secured Loan Fund I LLC ("PSSL"), an unconsolidated joint venture, totaling $258.0 million, at fair value.

(3)	This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $2.6 million, or $0.04 per share, unrealized appreciation on our multi-currency senior secured revolving credit facility, as amended and restated, with Truist Bank and other lenders (the "Credit Facility"), and our 4.3% Series A notes due 2023 (the "2023 Notes"). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 9:00 A.M. ET ON AUGUST 10, 2023

The Company will also host a conference call at 9:00 a.m. (Eastern Time) on Thursday August 10, 2023 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 204-4368 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #9543827 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased to be in a position to take advantage of this excellent vintage of loans in the core middle market,” said Art Penn, Chairman and CEO. “We believe that we have a visible pathway of driving meaningfully increased income through the growing balance sheets of PFLT and our PSSL joint venture.”

PennantPark Floating Rate Capital Ltd.

As of June 30, 2023, our portfolio totaled $1,105.3 million, and consisted of $950.2 million of first lien secured debt (including $210.1 million in PSSL), $0.1 million of second lien secured debt and $154.9 million of preferred and common equity (including $47.9 million in PSSL). Our debt portfolio consisted of 100% variable-rate investments. As of June 30, 2023, we had three portfolio companies on non-accrual, representing 1% and zero percent of our overall portfolio on a cost and fair value basis, respectively. As of June 30, 2023, the portfolio had net unrealized depreciation of $35.2 million. Our overall portfolio consisted of 130 companies with an average investment size of $8.5 million and had a weighted average yield on debt investments of 12.4%.

As of September 30, 2022, our portfolio totaled $1,164.3 million and consisted of $1,009.6 million of first lien secured debt (including $190.2 million in PSSL), $0.1 million of second lien secured debt and $154.5 million of preferred and common equity (including $49.4 million in PSSL). Our debt portfolio consisted of 100% variable rate investments. As of September 30, 2022, we had two portfolio companies on non-accrual, representing 0.9% and zero percent of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2022, the portfolio had net unrealized depreciation of $13.1 million. Our overall portfolio consisted of 125 companies with an average investment size of $9.3 million and a weighted average yield on debt investments of 10.0%.

For the three months ended June 30, 2023, we invested $80.0 million in four new and 40 existing portfolio companies at a weighted average yield on debt investments of 12.5%. For the three months ended June 30, 2023, sales and repayments of investments totaled $132.4 million, including $75.3 million of sales to PSSL. For the nine months ended June 30, 2023, we invested $231.0 million in 13 new and 63 existing portfolio companies at a weighted average yield on debt investments of 12.1%. For the nine months ended June 30, 2023 sales and repayments of investments totaled $258.1 million, including $121.2 million of sales to PSSL.

For the three months ended June 30, 2022, we invested $104.8 million in six new and 39 existing portfolio companies at a weighted average yield on debt investments of 8.1%. For the three months ended June 30, 2022 sales and repayments of investments totaled $55.0 million, including $16.8 million of sales to PSSL. For the nine months ended June 30, 2022, we invested $553.1 million in 29 new and 53 existing portfolio companies at a weighted average yield on debt investments of 7.7%. Sales and repayments of investments for the nine months ended June 30, 2022 totaled $397.2 million, including $225.2 million of sales to PSSL.

PennantPark Senior Secured Loan Fund I LLC

As of June 30, 2023, PSSL’s portfolio totaled $805.2 million and consisted of 105 companies with an average investment size of $7.7 million and had a weighted average yield on debt investments of 12.0%.

As of September 30, 2022, PSSL’s portfolio totaled $754.7 million, consisted of 95 companies with an average investment size of $8.0 million and had a weighted average yield on debt investments of 9.6%.

For the three months ended June 30, 2023, PSSL invested $77.8 million (including $75.3 million purchased from the Company) in six new and 15 existing portfolio companies at a weighted average yield on debt investments of 12.1%. Sales and repayments of investments for the three months ended June 30, 2023 totaled $40.8 million. For the nine months ended June 30, 2023, PSSL invested $138.3 million (including $121.2 million purchased from the Company) in 17 new and 22 existing portfolio companies at a weighted average yield on debt investments of 11.8%. For the nine months ended June 30, 2023 sales and repayments of investments totaled $78.8 million.

For the three months ended June 30, 2022, PSSL invested $31.5 million (including $16.8 million purchased from the Company) in four new and seven existing portfolio companies at a weighted average yield on debt investments of 8.8%. For the three months ended June 30, 2022 sales and repayments of investments totaled $13.5 million. For the nine months ended June 30, 2022, PSSL invested $228.6 million (including $225.2 million purchased from the Company) in 25 new and 12 existing portfolio companies at a weighted average yield on debt investments of 7.9%. For the nine months ended June 30, 2022, sales and repayments of investments totaled $69.2 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and nine months ended June 30, 2023 and 2022.

Investment Income

For the three and nine months ended June 30, 2023, investment income was $37.7 million and $103.6 million, respectively, which was attributable to $30.4 million and $88.6 million from first lien secured debt and $7.3 million and $15.0 million from other investments, respectively. For the three and nine months ended June 30, 2022, investment income was $25.7 million and $76.7 million, respectively, which was attributable to $21.1 million and $64.0 million from first lien secured debt and $4.6 million and $12.7 million from other investments, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to the increase in the cost yield of our debt portfolio and a dividend related to our equity investment in Dominion Voting Systems.

Expenses

For the three and nine months ended June 30, 2023, expenses totaled $19.2 million and $54.6 million, respectively and were comprised of: $10.0 million and $29.6 million of debt related interest and expenses, $2.8 million and $8.6 million of base management fees, $4.6 million and $12.2 million of performance-based incentive fees, $1.6 million and $3.3 million of general and administrative expenses and $0.2 million and $0.8 million of taxes. For the three and nine months ended June 30, 2022, expenses totaled $13.9 million and $40.8 million, respectively, and were comprised of: $7.4 and $20.7 million of debt related interest and expenses, $3.1 million and $8.9 million of base management fees, $2.6 million and $8.5 million of performance-based incentive fees, $0.8 million and $2.4 million of administrative expenses and $0.1 million and $0.3 million of taxes. The increase in expenses compared to the same periods in the prior year was primarily due to the increase in financing costs of our debt liabilities and an increase in performance-based incentive fees as a result of higher pre-incentive fee net investment income.

Net Investment Income

For the three and nine months ended June 30, 2023, net investment income totaled $18.5 million and $49.0 million, or $0.36 and $1.02 per share, respectively. For the three and nine months ended June 30, 2022, net investment income totaled $11.8 million and $35.9 million, or $0.29 and $0.90 per share, respectively. The increase in net investment income was primarily due to an increase in investment income partially offset by an increase in expenses compared to the same period in the prior year.

Net Realized Gains or Losses

For the three and nine months ended June 30, 2023, net realized gains (losses) totaled $(6.1) million and $(13.8) million, respectively. For the three and nine months ended June 30, 2022, net realized gains (losses) totaled $0.7 million and $(11.6) million, respectively. The change in net realized gains (losses) compared to the same periods in the prior year was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments and Debt

For the three and nine months ended June 30, 2023, we reported net change in unrealized appreciation (depreciation) on investments of $(1.1) million and $(22.0) million, respectively. For the three and nine months ended June 30, 2022, we reported net change in unrealized appreciation (depreciation) on investments of $(17.7) million and $(3.7) million, respectively. As of June 30, 2023 and September 30, 2022, our net unrealized appreciation (depreciation) on investments totaled $(35.2) million and $(13.1) million, respectively. The net change in unrealized appreciation (depreciation) on our investments compared to the same period in the prior year was primarily due to the operating performance of the portfolio companies within our portfolio and changes in the capital market conditions of our investments.

For the three and nine months ended June 30, 2023, our Credit Facility and the 2023 Notes had a net change in unrealized appreciation (depreciation) of $5.8 million and $4.8 million, respectively. For the three and nine months ended June 30, 2022, the Credit Facility and the 2023 Notes had a net change in unrealized appreciation (depreciation) of less than $(0.1) million and $(1.3) million, respectively. As of June 30, 2023 and September 30, 2022, the net unrealized appreciation (depreciation) on the Credit Facility and the 2023 Notes totaled $2.6 million and $(1.5) million, respectively. The net change in net unrealized appreciation or depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Increase (Decrease) in Net Assets Resulting from Operations

For the three and nine months ended June 30, 2023, net increase (decrease) in net assets resulting from operations totaled $5.6 million and $11.2 million, or $0.11 and $0.23 per share, respectively. For the three and nine months ended June 30, 2022, net increase (decrease) in net assets resulting from operations totaled $(5.1) million and $16.6 million, or $(0.12) and $0.42 per share, respectively. The increase or decrease from operations compared to the same periods in the prior year was primarily due to operating performance of our portfolio and changes in capital market conditions of our investments along with change in cost yield of our debt portfolio and costs of financing.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including income earned, proceeds from investment sales and repayments, and proceeds of securities offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

As of June 30, 2023 and September 30, 2022, we had $64.4 million and $169.7 million in outstanding borrowings under the Credit Facility, respectively, and the weighted average interest rate, exclusive of the fee on undrawn commitments, was 7.5% and 4.9%, respectively. As of June 30, 2023 and September 30, 2022, we had $301.6 million and $196.3 million of unused borrowing capacity under the Credit Facility, as applicable, respectively, subject to leverage and borrowing base restrictions.

As of June 30, 2023 and September 30, 2022, we had cash equivalents of $59.1 million and $47.9 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

For the nine months ended June 30, 2023, our operating activities provided cash of $65.4 million and our financing activities used cash of $54.2 million. Our operating activities provided cash primarily from our investment activities and our financing activities used cash primarily to fund repayments under our Credit Facility and principal repayment of our 2023 Notes, partially offset by proceeds from our equity offering.

For the nine months ended June 30, 2022, our operating activities used cash of $111.6 million and our financing activities provided cash of $101.7 million. Our operating activities used cash primarily to fund our investment activities and our financing activities provided cash primarily from the issuance of $85 million of our 2026 Add-on Notes, borrowings under our Credit Facility and proceeds from the issuance of common stock.

During the three months ended June 30, 2023, we issued 5,805,484 shares of common stock through the ATM Program at an average price of $11.03 per share, raising $64.1 million of net proceeds after commissions to the sales agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV. In connection with the share issuance, we expensed $0.5 million of deferred offering costs incurred related to establishing the ATM Program to additional paid in capital.

During the nine months ended June 30, 2023, we issued 5,891,661 shares of common stock through the ATM Program at an average price of $11.04 per share, raising $65.1 million of net proceeds after commissions to the sales agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV.

RECENT DEVELOPMENTS

Subsequent to June 30, 2023, we issued 3,197,403 shares of common stock through the ATM Program that were sold prior to the quarter end at an average price of $11.01 per share, raising $35.2 million of net proceeds after commissions to the sales agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV.

On July 31, 2023, the Credit Facility's commitment was increased by $20 million due to the inclusion of a new lender to the facility. The additional commitment increases the Credit Facility's total commitment amount to $386 million.

DISTRIBUTIONS

During the three and nine months ended June 30, 2023, we declared distributions of $0.3025 and $0.8775 per share for total distributions of $15.4 million and $42.4 million, respectively. For the three and nine months ended June 30, 2022, we declared distributions of $0.285 and $0.855 per share for total distributions of $11.8 million and $34.1 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-Q filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	June 30, 2023 (Unaudited)	September 30, 2022
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost— $816,166 and $882,570, respectively)	$814,608	$893,249
Controlled, affiliated investments (amortized cost— $324,267 and $294,787, respectively)	290,657	271,005
Total investments (cost— $1,140,433 and $1,177,357, respectively)	1,105,265	1,164,254
Cash and cash equivalents (cost— $59,092 and $47,916, respectively)	59,092	47,880
Interest receivable	10,005	7,543
Receivable for investments sold	7,352	3,441
Distributions receivable	692	—
Prepaid expenses and other assets	817	748
Total assets	1,183,223	1,223,866
Liabilities
Distributions payable	5,499	4,308
Credit Facility payable, at fair value (cost— $64,400 and $169,654, respectively)	63,917	167,563
2023 Notes payable, at fair value (par—$76,219 and $97,006, respectively)	79,260	96,812
2026 Notes payable, net (par—$185,000)	182,860	182,276
2031 Asset-Backed Debt, net (par—$228,000)	226,601	226,128
Interest payable on debt	6,138	8,163
Base management fee payable	2,840	3,027
Incentive fee payable	4,625	3,164
Deferred tax liability	1,640	4,568
Accounts payable and accrued expenses	1,416	765
Total liabilities	574,796	696,774

Net assets
Common stock, 55,537,299 and 45,345,638 shares issued and outstanding, respectively
Par value $0.001 per share and 100,000,000 shares authorized	56	45
Paid-in capital in excess of par value	730,528	618,028
Accumulated deficit	(122,157)	(90,981)
Total net assets	$608,427	$527,092
Total liabilities and net assets	$1,183,223	$1,223,866
Net asset value per share	$10.96	$11.62

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Nine Months Ended June 30, (Unaudited)
	2023	2022	2023	2022
Investment income:
From non-controlled, non-affiliated investments:
Interest	$21,988	$16,701	$65,440	$49,753
Dividend	4,390	577	5,602	1,731
Other income	734	285	1,460	3,795
From non-controlled, affiliated investments:
Interest	—	—	—	112
Other income	—	—	—	—
From controlled, affiliated investments:
Interest	8,151	4,228	22,701	10,633
Dividend	2,450	3,938	8,400	10,675
Other Income	—	—	—	—
Total investment income	37,713	25,729	103,603	76,699
Expenses:
Base management fee	2,840	3,062	8,643	8,904
Performance-based incentive fee	4,625	2,576	12,245	8,461
Interest and expenses on debt	9,985	7,369	29,595	20,713
Administrative services expenses	477	144	764	431
General and administrative expenses	1,134	655	2,545	1,964
Expenses before provision for taxes	19,061	13,806	53,792	40,473
Provision for taxes on net investment income	150	100	834	300
Total expenses	19,211	13,906	54,626	40,773
Net investment income	18,502	11,823	48,977	35,926
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on:
Non-controlled, non-affiliated investments	(6,065)	701	(13,520)	10,694
Non-controlled and controlled, affiliated investments	—	—	—	(22,315)
Provision for taxes on realized gain on investments	—	—	(300)	—
Net realized gain (loss) on investments	(6,065)	701	(13,820)	(11,621)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	3,051	(11,204)	(12,204)	(12,243)
Controlled and non-controlled, affiliated investments	(4,143)	(6,431)	(9,825)	8,597
Provision for taxes on unrealized appreciation (depreciation) on investments	—	—	2,929	(5,340)
Debt (appreciation) depreciation	(5,752)	26	(4,842)	1,273
Net change in unrealized appreciation (depreciation) on investments and debt	(6,844)	(17,609)	(23,942)	(7,713)
Net realized and unrealized gain (loss) from investments and debt	(12,909)	(16,908)	(37,762)	(19,334)
Net increase (decrease) in net assets resulting from operations	5,593	(5,085)	$11,215	16,592
Net increase (decrease) in net assets resulting from operations per common share	$0.11	$(0.12)	$0.23	$0.42
Net investment income per common share	$0.36	$0.29	$1.02	$0.90

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd., or the Company, is a business development company that primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $6.6 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended ("the Exchange Act"), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com